EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/18/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.87%	2.32%	-0.30%
Class B Units	1.85%	2.27%	-0.62%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 18, 2007

The Grant Park Futures Fund posted trading gains during the past week. Positions in the interest rates, currencies and stock indices accounted for the majority of profits. Losses came primarily from positions in the metals sector.

Positions in the foreign interest rate markets recorded gains after comments from a member of the European Central Bank indicated that there could be additional upward pressure on prices there. Short positions in the LIFFE Euribor recorded the largest profits as prices fell in the short end of the yield curve. Short positions in the Euro Bund also registered gains.

Positions in the currency sector were profitable as the possibility of higher interest rates pushed some foreign markets higher. Long positions in the Canadian dollar posted gains after investors helped that currency to its highest level against the U.S. dollar in 30 years on speculation that the Bank of Canada might be in a position to tighten monetary policy after the release of Canadian consumer prices this week. Long positions in the cross-rate markets were profitable as the Japanese yen rallied relative to the euro after the Bank of China agreed to allow its currency to trade in a wider daily range, a move that analysts said strengthened Asian currencies across the board.

European equity markets settled higher for the week, resulting in gains for long positions in the sector. News that DaimlerChrysler would sell an 80% stake in Chrysler to Cerberus at a price of 5.5 billion euros gave a boost to the European automobile sector. Long positions in the German DAX, London FTSE-100 and Paris CAC posted gains for the week. Long positions in the S&P Composite Index also reported profits.

Long positions in the metals sector sustained losses as prices for raw materials fell in London. The decision late in the week by the Bank of China to tighten short-term interest rates had a negative effect on base metal prices as traders became concerned that tighter monetary policy might result in a slowdown in construction spending. Positions in copper and aluminum sustained the largest setbacks. Palladium prices also fell, resulting in losses for long positions.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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